Exhibit 10.25

Named Executive Officers’ and Directors’ Compensation

Base Salaries - Effective as of January 1, 2007, the base salaries for the Named Executive Officers are based on annual salaries as follows:

Andrew J. Kohut	President & Chief Executive Officer	$570,000
Neil Rylance	Executive Vice President - European Packaging	£246,000[1]
Joel K. Mostrom	Senior Vice President & Chief Financial Officer	$318,000
J.P. Causey Jr.	Executive Vice President, Secretary & General Counsel	$292,000

1 Mr. Rylance’s base salary in U.S dollars as of January 1, 2007 was approximately $481,914

Annual Incentive Awards - Effective as of January 1, 2007, the Named Executive Officers were designated participants in the 2007 Annual Incentive Program. The target award for Mr. Kohut under the 2007 Annual Incentive Program is 60% of his 2007 base salary and the target awards for Messrs. Rylance, Mostrom and Causey is 50% of their respective 2007 base salaries. Awards will be based 75% on the Corporation’s financial performance and 25% on individual performance. The corporate performance component will be based on the achievement of targets based on (a) earnings per share (excluding costs of restructuring and refinancing activities) and (b) annualized cost savings, both subject to achievement of a threshold level of earnings per share. The individual performance component will be based on the individual officer’s achievement of individual performance goals during 2007.

2007-2009 Long-term Incentive Program - Effective as of January 1, 2007, the Named Executive Officers were designated participants in the 2007-2009 cycle of the Long-Term Incentive Program. On January 8, 2007, as participants in the 2007-2009 cycle, the Named Executive Officers received the following awards of performance-based restricted common stock of the Corporation:

Andrew J. Kohut	President & Chief Executive Officer	43,700
Neil Rylance	Executive Vice President - European Packaging	26,200
Joel K. Mostrom	Senior Vice President & Chief Financial Officer	17,600
J.P. Causey Jr.	Executive Vice President, Secretary & General Counsel	16,900

The restricted shares will vest based on the Corporation’s total shareholder return over the 2007-2009 cycle compared to the total shareholder return of a peer group consisting of the Dow Jones Global Containers and Packaging Company Index.

Directors’ Compensation:
Employee directors of the Corporation are not paid for their service on the Board of Directors or any Board committee. Each non-employee director receives an annual retainer of $32,000 for Board service; an attendance fee of $1,800 for each day attending a Board meeting, a committee meeting or meetings, or an organized Board of Directors business activity; and reimbursement of expenses. A non-employee director traveling across the Atlantic or Pacific Ocean for a Board or Board committee meeting receives an additional meeting fee of $1,800. The Chairmen of the Compensation and Corporate Governance and Nominating Committees each receive an additional annual retainer of $6,000. The Chairman of the Audit Committee receives an additional annual retainer of $10,000. Where there is not an employee Chairman of the Board, the non-employee Chairman of the Board receives an additional annual retainer of $125,000. In addition, non-employee directors are eligible to receive awards of stock, restricted stock or stock options under the provisions of the Corporation’s 2005 Incentive Plan.